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                                                                       Exhibit 5

                [LETTERHEAD OF FRIED, BIRD & CRUMPACKER, P.C.]


                               September 7, 2001

Business Bancorp
140 South Arrowhead Avenue
San Bernardino, California 92408

          Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") which you are filing with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the up to 547,560 shares of the common stock, without par value, of Business Bancorp (collectively, the "Shares") issuable upon the exercise of options granted pursuant to the 1994 Stock Option Plan as amended (the "Plan") of Business Bancorp (the "Company").

     In connection with this opinion, we have examined the Company's Articles of Incorporation, the by-laws of the Company, the Registration Statement, the Plan of Reorganization and Agreement of Merger dated as of October 7, 1999 by and among the Company, Business Bank of California and BBOC Merger Corporation, the Plan and such other instruments and documents as we have deemed relevant under the circumstances.

     In making the aforesaid examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies.

     Based on the foregoing, it is our opinion that the Shares will, upon issuance thereof in the manner described in the Registration Statement, and in accordance with the procedures set forth in the Plan, be duly authorized, legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Fried, Bird & Crumpacker